Exhibit 99.1

OncoGenex Pharmaceuticals Completes $9.5 Million Registered Direct Offering

BOTHELL. WA AND VANCOUVER, July 24, 2009 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today that it has completed its registered direct offering, previously announced on July 20, 2009, of 475,000 shares of its common stock to institutional investors at a price of $20.00 per share, for gross proceeds to the Company of approximately $9.5 million. The $20 offering price represented a 3.5% discount to the closing price on July 17, 2009, the last trading day prior to announcement. After deducting the estimated offering expenses payable by the Company, the net proceeds are expected to be approximately $9.4 million.

The Company plans to use the net proceeds from the offering primarily for manufacturing readiness activities and general corporate purposes.

The shares of common stock offered by OncoGenex in this transaction were offered and sold pursuant to OncoGenex’s existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on July 17, 2009.  There was no placement agent or underwriter in this transaction.

Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s web site at http://www.sec.gov, or from OncoGenex Pharmaceuticals, Inc., 1522 217th Pl. SE, Suite 100, Bothell, WA 98021-7617, Attention: Chief Financial Officer.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of OncoGenex, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About OncoGenex Pharmaceuticals

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate that has completed five Phase 2 clinical trials in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase 1 clinical development; SN2310 has completed the Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.

OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to effectively target and inhibit production of specific proteins in tumor cells. OncoGenex and Isis partnered in the successful discovery of OGX-011, OGX-427 and OGX-225 and with respect to OGX-011, in its initial development. In 2008, OncoGenex and Isis amended their OGX-011 agreement to provide OncoGenex with sole rights to OGX-011 and sole responsibility for development and related costs and partnering decisions, subject to financial obligations to Isis. OncoGenex is also solely responsible for development and related costs and partnering decisions regarding OGX-427 and OGX-225. Key intellectual property related to OGX-011, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.

More information about OncoGenex is available at www.oncogenex.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the use of proceeds in respect of the financing, the company’s manufacturing readiness, prospects for securing a co-development and commercialization partner and planned phase 3 trials. Such forward-looking statements are subject to risks and uncertainties, including, among others: the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2008. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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OncoGenex Contact:
Scott Cormack
President & CEO
(604) 736-3678
scormack@oncogenex.com

Media and Investor Contact:
Jason Spark
Porter Novelli Life Sciences
(619) 849-6005
jspark@pnlifesciences.com